Exhibit 10.(t).
April 27, 1995
Mr. Raymond J. Biggs
One North Main Street
Mt. Clemens, MI 48043
Dear Ray:
Brenda Warne and I discussed your elections with respect to handling of the New England Mutual Life Insurance Policy discussed below. Except for the changes required to reflect the insurance election, and the designation of beneficiary with respect to Paragraphs C and D below, the balance of this letter simply restates the commitments of my April 14, 1995, letter.
If you concur, these terms will supersede all prior understandings with respect to the subject matter covered:

A	The employment agreement dated January 1, 1990, between Huntington Bancshares Michigan, Inc. and Raymond J. Biggs is terminated in its entirety.

B	The Supplemental Retirement Income Plan/Agreement between First Macomb Corporation and Raymond J. Biggs dated January 1, 1985, as amended by Amendment to Supplement Retirement Income Plan/Agreement dated December 17, 1987, is terminated in its entirety. I have incorporated the retirement benefits below.

C	Commencing August 1, 2002, and for each month thereafter for a term of fifteen (15) years, Huntington shall cause to be paid to you the sum of $13,142.20 per month. In the event of your death subsequent to commencement of such benefits payments, but prior to the expiration of the fifteen year period, Huntington shall continue to make such payments during the remainder of the fifteen year term to your beneficiary. In the event of your death, prior to the commencement of such payments, Huntington shall thereafter pay to your beneficiary the sum of $13,142.20 per month for a term of fifteen years commencing on the first day of the month immediately following the date of death.

D	Effective February 7, 1990, you assigned and transferred all of your right, title and ownership interests in New England Mutual Life Insurance Policy No. 6539543 to:

First Macomb Bank

You have not acquired any interest in said policy.

Commencing May 1, 1995, and on May 1 of each succeeding year through and including May 1, 2009, when the final installment shall be due and payable, Huntington shall cause to be paid to you the sum of $15,159.00. In the event of your death prior to payment of the May 1, 2009 installment, Huntington shall continue to make such payments during the remainder of the term to your beneficiary.

E	For purposes of Paragraphs C and D of this letter, references to the term “beneficiary” shall mean “Raymond J. Biggs Family Trust, revocable intervivos trust, previously executed by Raymond J. Biggs as settlor on September 18, 1986 as the same may be amended prior to death”. You reserve the right to change the designation of beneficiary by notifying Huntington Bancshares Incorporated in a signed and dated notice of such change.

F	Attached hereto as Exhibit A is a summary of additional Huntington benefits available to you at retirement.

G	Huntington will continue through June 30, 1997, to provide executive office space and a part-time secretary for your use. During this period you agree not to engage in the banking business as a director, officer, employee or agent of any other financial institution located in the Detroit Primary Metropolitan Statistical Area without the prior written consent of Huntington Bancshares Incorporated.
I believe the above accurately reflects our understandings, and if you concur, we will consider the referenced agreements terminated by mutual agreement; and the claim reflected in your letter of March 28, 1995, to be withdrawn. Please indicate your agreement to these terms by executing and returning to me the enclosed copy of this letter.
Very truly yours,
/s/ Zuheir Sofia
Zuheir Sofia

The terms stated above accurately reflect our agreement this 1st day of May, 1995.
/s/ Ryamond J. Biggs
Raymond J. Biggs

cc: Brenda Warne, Vice President

EXHIBIT A
RAYMOND BIGGS
SUMMARY OF HUNTINGTON BENEFITS AT TERMINATION OF EMPLOYMENT
I.	Retiree Health Care

You elected to receive retiree health care for both yourself and your spouse. Your monthly subsidy from the Huntington for this benefit is $260.00.

II.	Huntington Stock Purchase and Tax Savings Plan (“Stock Plan”)

As of February 28, 1995, you have 6357.3315 shares of Huntington Bancshares Incorporated common stock (“HBI Stock”) and $72,960.01 in the Alternative Investment Fund in your account in the Stock Plan. You have not yet requested distribution of your account in the Stock Plan.

III.	Huntington Supplemental Stock Purchase and Tax Savings Plan (“Supplemental Plan”)

As of February 28, 1995, you have 1,439.518 shares of HBI Stock in your account in the Supplemental Plan. Huntington Trust Company is currently processing your distribution from the Supplemental Plan.

IV.	Huntington Bancshares Retirement Plan (“Pension Plan”)

Your early retirement benefit (as of January 1, 1995) under the Pension Plan was $857.54, payable monthly in the form of a life annuity. You had a variety of optional forms of benefit available. All optional forms were the actuarial equivalent of the life annuity amount

You have not yet elected to commence receipt of your accrued benefit under the Pension Plan. Your accrued benefit, payable at your normal retirement date of August 1, 2002, is $1,208.83, payable monthly in the form of a life annuity. At the time you notify the Huntington, in writing, that you are electing to commence receipt of your benefits under the Pension Plan, your accrued benefit and available optional forms of distribution will be determined and communicated to you.

V.	Life Insurance

You have life insurance coverage in the amount of $27,300.